SYSTEM EXECUTIVE RETIREMENT PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment

Amendment No. 7

THIS INSTRUMENT, executed this 14th day of December, 2021, constitutes the Seventh Amendment of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the “Plan”).

Pursuant to Section 9.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of July 29, 2021, the Plan is hereby amended as follows:

1.Section 5.03, “Establishment of Trust,” is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, to the extent any System Company funds the Entergy System Executive Retirement Plan Trust or any other trust established by a System Company with all or a portion of the amounts that would be due a Plan Participant or Beneficiary under the Plan, then such trust deposits (and any earnings thereon) shall apply toward any funding obligation under this Section 5.03 of the Plan.”
IN WITNESS WHEREOF, the Personnel Committee has caused this Amendment No. 7 to the Plan to be executed by its duly authorized representative on the date first set forth above.

ENTERGY CORPORATION PERSONNEL COMMITTEE
through the undersigned authorized representative
/s/ Kathryn Collins
KATHRYN COLLINS
Senior Vice President, HR &
Chief Human Resources Officer